Oppenheimer Rochester Maryland Municipal Fund
N-SAR Exhibit – Item 77D

On December 1, 2017, Oppenheimer Rochester Maryland Municipal Fund (the "Registrant") submitted a filing including a Supplement to the Registrant's Prospectus and a Supplement to the Registrant's Statement of Additional Information (SEC Accession No. 0000728889-17-002534). The Supplement is hereby incorporated by reference in response to Item 77D of the Registrant's Form N-SAR.